Exhibit 3.3
STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of the 3rd day of July, 2008 (the “Effective Date”), by and between Alon USA Energy, Inc., a Delaware corporation (“Alon USA”), Alon Refining Louisiana, Inc., a Delaware corporation (the “Company”), Alon Louisiana Holdings, Inc., a Delaware corporation (“Alon LA”), Alon Israel Oil Company, Ltd., an Israeli limited liability company (“Alon Israel” and, together with Alon LA, the “Stockholders”), and any other stockholder who from time to time becomes party to this Agreement by execution of a joinder agreement in form and substance reasonably acceptable to the Stockholders.
RECITALS:
     A. On the date hereof, Alon Israel is purchasing 80,000 shares of the Company’s Series A Preferred Stock, par value $1,000.00 per share (the “Preferred Stock”), pursuant to that certain Series A Stock Purchase Agreement dated as of the date hereof by and between the Company and Alon Israel (the “Purchase Agreement”);
     B. The Purchase Agreement contemplates that this Agreement be executed by the parties hereto on even date therewith, and the parties are willing to execute this Agreement and be bound by the provisions hereof; and
     C. The parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held and transferred.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1. Definitions.
     1.1 Certain Interpretive Matters. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (iv) the use in this Agreement of “day” will mean a calendar day unless indicated otherwise, (v) all references to $ or dollar amounts will be to lawful currency of the United States, and (vi) the words “herein”, “hereby”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision of this Agreement.
     1.2 Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, unless specifically stated otherwise, as applicable, shall be the total number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), or Preferred Stock then issued and outstanding or owned by such Stockholder, as applicable.
     1.3 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.
     “Affiliate” shall mean with respect to any Person (as defined below), any Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including any partner, officer, director, member, manager or employee of such Person.
     “Change of Control” means either of the following events:
     (a) the failure, for any reason, of Alon USA to beneficially own, directly or indirectly, at least a majority of the voting stock of the Company or, if applicable, any entity that succeeds to all or substantially all of the assets of the Company by purchase, contribution, assignment, merger, consolidation or otherwise; or
     (a) the failure, for any reason, of Alon Israel to beneficially own, directly or indirectly, at least a majority of the voting stock of Alon USA or, if applicable, any entity that succeeds to all or substantially all of the assets of Alon USA by purchase, contribution, assignment, merger, consolidation or otherwise.
     “Alon Common Stock” shall mean the shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc., a Delaware corporation.
     “Alon Share Price” shall mean the greater of (i) the average of the daily closing sales prices per share of the Alon Common Stock on the New York Stock Exchange for each trading day during the period commencing on the day 90 days prior to the date of this Agreement and (ii) the closing sale price per share of the Alon Common Stock on the New York Stock Exchange on the date of this Agreement.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are not open for business.
     “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as in effect from time to time.
     “Par Value” means $1,000 per share of Series A Preferred Stock.
     “Permitted Transferee” means any Person to which a Stockholder may Transfer Securities as permitted by and in accordance with Sections 2.1 and 2.2 of this Agreement.
     “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.
     “Securities” means, at any time, any shares of capital stock of the Company, including Common Stock and Preferred Stock now or hereafter issued by the Company, together with any options thereon and any other shares of stock directly or indirectly issued or issuable with respect thereto, whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization, and any instrument convertible into or exercisable or exchangeable for (in each case, directly or indirectly) shares of capital stock of the Company, together with any shares of stock issued or issuable with respect thereto.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series A Dividends” has the meaning set forth in the Certificate.
     “Share Exchange” means the issuance and delivery by Alon USA to Alon Israel and/or any of its Permitted Transferees in exchange for all of the shares of Preferred Stock then held by Alon Israel and/or any of its Permitted Transferees a number of duly authorized, fully paid and nonassessable whole shares of Alon Common Stock as determined in accordance with Section 2.3(c) hereof.
     “Transfer” means any direct transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a Security, any interest or rights in a Security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
2. Restrictions on Transfer.
     2.1 Restrictions on Transfer. Each Stockholder agrees that such Stockholder will not, without the prior written consent of the Company, not to be unreasonably withheld, Transfer all or any portion of the Securities now owned or hereafter acquired by such Stockholder, except in connection with, and strictly in compliance with this Article 2. Notwithstanding the foregoing, a Transfer by a Stockholder to any Affiliate of such Stockholder shall not be subject to the prior consent of the Company.
     2.2 Permitted Transfers. Notwithstanding the provisions of Section 2.1, no Transfer shall be permitted or effected hereunder unless and until the Transferee shall have entered into a joinder agreement in form and substance reasonably acceptable to the Stockholders providing that all Securities so Transferred shall continue to be subject to all provisions of this Agreement as if such Securities were still held by such Stockholder (“Joinder Agreement”). Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 2.2 to execute a Joinder Agreement, such Transferee shall take any Securities so Transferred subject to all provisions of this Agreement as if such Securities were still held by the Stockholder making such Transfer, whether or not they so agree in writing.
     2.3 Exchange Right.
          (a) Subject to the prior receipt by Alon USA of approval of holders of a majority of the Alon Common Stock with respect to the issuance of the Exchange Shares (as defined below) pursuant to and in compliance with Section 312.03 of the NYSE’s Listed Company Manual (“NYSE Stockholder Approval”), prior to the consummation of a Change of

Control (a “Change of Control Date”), each of Alon USA and Alon Israel shall have the option, exercisable at each such party’s sole and absolute discretion, to require the other party to consummate the Share Exchange by delivery to the other party at least 10 Business Days prior to the Change of Control Date of a written notice (the “Exercise Notice”) setting forth such party’s election to effectuate the Share Exchange. Any Share Exchange elected pursuant to this Section 2.3(a) shall be consummated effective as of the Business Day immediately preceding the Change of Control Date (the “Change of Control Exchange Date”).
          (b) If a Share Exchange effected pursuant to Section 2.3(a) shall not have occurred prior to 5:00 p.m. (Dallas, Texas time) on July 1, 2011 (the “Mandatory Exchange Date”), then, subject to the prior receipt by Alon USA of NYSE Stockholder Approval, Alon USA and Alon Israel and/or any of its Permitted Transferees shall consummate the Share Exchange effective as of the Mandatory Exchange Date.
          (c) Alon USA acknowledges and agrees that it shall include the NYSE Stockholder Approval (and all required disclosures) as a matter to be voted upon in its proxy statement relating to its 2009 annual meeting of stockholders.
          (d) On the Change of Control Exchange Date or Mandatory Exchange Date, as applicable, Alon USA shall issue and deliver to Alon Israel and/or any of its Permitted Transferees in exchange for all of the shares of Preferred Stock then held by Alon Israel and/or any of its Permitted Transferees (all of which shares shall be transferred and delivered to Alon USA free and clear of any lien, claim, judgment, charge, mortgage, security interest, escrow, equity or other encumbrance), a number of duly authorized, fully paid and nonassessable whole shares of Alon Common Stock equal to the quotient obtained by dividing (i) the sum of (A) the aggregate Par Value of the shares of Preferred Stock then held by Alon Israel and/or any of its Permitted Transferees, and (B) the aggregate Series A Dividends accrued but unpaid on such shares of Preferred Stock, whether or not declared, together with any other dividends declared but unpaid on such shares of Preferred Stock, by (ii) the Alon Share Price (the “Exchange Shares”); provided that in lieu of any fractional share of Alon Common Stock that would otherwise by payable by operation of this subsection, Alon USA shall pay to the Person entitled thereto an amount in cash equal to such fraction multiplied by the Alon Share Price.
          (e) As a condition precedent to delivery of the Exchange Shares, Alon Israel and/or any of its Permitted Transferees shall surrender the certificate or certificates for all shares of Preferred Stock then held by it and/or its Permitted Transferees (or, if Alon Israel and/or any of its Permitted Transferees alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Alon USA to indemnify Alon USA and the Company against any claim that may be made against Alon USA or the Company on account of the alleged loss, theft or destruction of such certificate) to Alon USA at its principal office. If so required by Alon USA, certificates surrendered for exchange shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to Alon USA, duly executed by the registered holder. All rights of Alon Israel and/or any of its Permitted Transferees with respect to the Preferred Stock exchanged pursuant to Section 2.3, whether arising under the Certificate, this Agreement or otherwise, including the rights, if any, to receive Series A Dividends accrued on or after the Change of Control Exchange Date or Mandatory Exchange Date, as applicable, will be deemed transferred and assigned by

Alon Israel and its Permitted Transferees to Alon USA on the Change of Control Exchange Date or Mandatory Exchange Date, as applicable, (notwithstanding the failure of Alon Israel and/or any of its Permitted Transferees to surrender the certificates at or prior to such time), except only the right of Alon Israel and/or any of its Permitted Transferees, upon surrender of the certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the Exchange Shares.
          (f) If there shall occur any reorganization, recapitalization, reclassification or other similar event involving Alon USA in which the Alon Common Stock is reclassified as, converted into or exchanged for new or different securities (the “Successor Securities”), then, following any such reorganization, recapitalization, reclassification or other event, the shares of Preferred Stock shall instead be exchangeable pursuant to this Section 2.3 for such Successor Securities and all references in this Agreement to the Alon Common Stock shall be deemed to be references to such Successor Securities, mutatis mutandis.
          (g) In connection with the Share Exchange, Alon USA will, upon request, enter into a customary and reasonable registration rights agreement with a Permitted Transferee of Alon Israel with respect to shares of Alon USA common stock issued to such Permitted Transferee pursuant to the Share Exchange.
     2.4 Effect of Prohibited Transfers. If any Transfer by any Stockholder is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any improper Transferee of any Stockholder for any purpose.
     2.5 Call Option. During the 18 month period following the date of issuance of the Preferred Stock, each of Alon USA and Alon LA, shall have the option to purchase from Alon Israel and/or its Permitted Transferees all or a portion of the Preferred Stock at a price per share payable in cash equal to the Par Value plus accrued but unpaid dividends; provided, however, that such call option shall be (1) subject to the prior release of the Letters of Credit (as hereinafter defined) and (2) conditioned upon the approval of such purchase by the audit committee of Alon USA.
3. Letters of Credit.
     3.1 In accordance with the Purchase Agreement, Alon Israel shall cause to be issued and delivered to Bank of America, N.A. (“Bank of America”) one or more irrevocable standby letters of credit (each, a “Letter of Credit”) up to the aggregate amount of $55,000,000 in order to support the borrowing base of Alon Refining Krotz Springs, Inc., a Delaware corporation (“Krotz Springs”), under the Loan and Security Agreement by and among the Company, Krotz Springs, the banks and financial institutions listed on the signature page thereof as “Lenders”, and Bank of America, N.A., a national banking association, as administrative agent (the “Credit Agreement”).

     3.2 In the event that Bank of America draws upon one or more Letters of Credit at any time during which the Letters of Credit are outstanding, Alon LA shall issue and deliver to Alon Israel within three days following each such draw a promissory note (each a “Promissory Note”) in a principal amount equal to the aggregate amount of such draw under the Letter(s) of Credit (each an “Repayment Amount”) and bearing interest at a rate of 10.75% per annum in full and final settlement and discharge of any obligation or liability of the Company or any affiliate of the Company to Alon Israel with respect to the Repayment Amount; provided, however, that no fees, bank charges or other expenses shall be included in the determination of the Repayment Amount. The principal amount and all accrued interest under each Promissory Note shall be due and payable on or before 12 months following the date of issuance of such Promissory Note.
     3.3 From and after the date of the initial issuance of the Letters of Credit, Alon USA and the Company shall, and shall cause their affiliates to, use their respective best efforts (subject to the terms of their respective existing credit facilities and other binding obligations) to either (i) replace the Letters of Credit with their own resources or by obtaining funds or other support, including other letters of credit, through commercially reasonable arrangements with third party financing sources or (ii) otherwise secure the release by Bank of America of the Letter of Credit support requirement under the Credit Agreement. In addition, if the Letters of Credit remain outstanding after the first anniversary of the original issuance of such Letters of Credit, the Company shall, and shall cause Krotz Springs to, use its respective best efforts to prevent any draw down on the Letters of Credit, including, without limitation, by reducing inventories and throughput at Krotz Springs.
4 Miscellaneous Provisions.
     4.1 Reliance. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.
     4.2 Legend on Securities. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Securities held by them, substantially the following legend shall be typed on each certificate evidencing any of the Securities held at any time by any Stockholder:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. ABSENT SUCH REGISTRATION OR AN EXEMPTION FROM THE REQUIREMENT THEREFOR, NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE

COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.
     4.3 Alon Common Stock.
          (a) Alon Israel understands that any shares of Alon Common Stock that may be issued pursuant to this Agreement will not be registered under the Securities Act, and will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Alon Israel’s representations as expressed herein. Alon Israel understands that such shares will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Alon Israel must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Alon Israel acknowledges that, except pursuant to the terms of the Registration Rights Agreement, dated as of July 6, 2005, between Alon USA and Alon Israel, Alon USA has no obligation to register or qualify such shares for resale. Alon Israel further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale and the holding period for such Shares, and on requirements relating to the Company which are outside of Alon Israel’s control, and which Alon USA is under no obligation and may not be able to satisfy.
          (b) Alon Israel acknowledges that Alon USA’s agreement hereunder to issue shares of Alon Common Stock is made in reliance upon Alon Israel’s representation to Alon USA, which by the its execution of this Agreement, Alon Israel hereby confirms, that any shares of Alon Common Stock that may be acquired by Alon Israel hereunder will be acquired for investment for Alon Israel’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. By executing this Agreement, Alon Israel further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such shares. Alon Israel has not been formed for the specific purpose of acquiring the Shares.
          (c) Alon Israel represents to Alon USA that Alon Israel is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (d) Alon Israel acknowledges and agrees that any certificates representing shares of Alon Common Stock will bear substantially the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. ABSENT SUCH REGISTRATION OR AN EXEMPTION FROM THE REQUIREMENT THEREFOR, NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE.
          (e) Alon Israel represents that, with respect to any issuance of shares of Alon Common Stock pursuant to this Agreement, it will satisfy itself as to the full observance of the laws of Israel, including (i) the legal requirements within Israel for the acquisition of such shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or transfer of such shares. Alon Israel’s acquisition and continued beneficial ownership of such shares will not violate any applicable securities or other laws of Israel.
     4.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     4.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
     4.6 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     4.8 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five business days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with an internationally recognized express courier service, specifying same day or next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such address as subsequently modified by written notice given in accordance with this Section 4.8.
     4.9 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Alon USA, the Company and the Stockholders.
     4.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

     4.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     4.12 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
     4.13 Further Assurances. From and after the date of this Agreement, upon the request of either Stockholder or the Company, the Company and each Stockholder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated hereby.
     4.14 After-Acquired Securities; New Parties. Whenever any Stockholder becomes the record or beneficial owner of additional securities of the Company, such securities will be subject to all of the terms and conditions of this Agreement. The Company will cause Persons not parties to this Agreement who from time to time receive securities of the Company to be subject to the terms and conditions of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

ALON USA ENERGY, INC.
By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	President and CEO

Address:
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: General Counsel

ALON REFINING LOUISIANA, INC.
By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	President and CEO

Address:
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: General Counsel

STOCKHOLDERS: ALON LOUISIANA HOLDINGS, INC.
By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	President and CEO

Address:
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: General Counsel

ALON ISRAEL OIL COMPANY, LTD.
By:	/s/ Yizhak Bader
	Name:	Yizhak Bader
	Title:	Chairman of the Board of Directors

Address:
Europark (France Building)
P.O.B. 10
Kibbutz Yakum, Israel 60972
Attention: General Counsel